Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports First Quarter 2017 Results

CHATTANOOGA, Tenn. (April 26, 2017) - Unum Group (NYSE: UNM) today reported net income of $229.9 million ($1.00 per diluted common share) for the first quarter of 2017, compared to net income of $210.6 million ($0.88 per diluted common share) for the first quarter of 2016.
Net income includes net after-tax realized investment gains and losses on the Company’s investment portfolio and also, in the first quarter of 2017, a loss from a guaranty fund assessment related to an unaffiliated insurer that was declared insolvent of $20.6 million before tax and $13.4 million after tax ($0.06 per diluted common share). The net after-tax realized investment gain was $7.2 million ($0.04 per diluted common share) in the first quarter of 2017, compared to a net loss of $13.6 million ($0.06 per diluted common share) in the first quarter of 2016. Excluding these items, after-tax operating income was $236.1 million ($1.02 per diluted common share) in the first quarter of 2017, compared to $224.2 million ($0.94 per diluted common share) in the first quarter of 2016.
“Our first quarter financial results were a very good start to 2017, and continued many of the positive operating trends we experienced in 2016,” said Richard P. McKenney, president and chief executive officer.  “Our record earnings levels and overall consistent performance demonstrate the single minded focus on serving our customers and the disciplined execution of our strategy.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
We measure and analyze our segment performance on the basis of "operating income" or "operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses and certain other items. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.
Unum US Segment
Unum US reported operating income of $239.1 million in the first quarter of 2017, an increase of 10.7 percent from $215.9 million in the first quarter of 2016. Premium income for the segment increased 4.5 percent to $1,360.4 million in the first quarter of 2017, compared to premium income of $1,301.3 million in the first quarter of 2016. Net investment income for the segment was $202.5 million in the first quarter of 2017, compared to $207.4 million in the first quarter of 2016.
Within the Unum US operating segment, the group disability line of business reported a 26.0 percent increase in operating income to $88.7 million in the first quarter of 2017, compared to $70.4 million in the first quarter of 2016. Premium income in group disability increased 0.7 percent to $592.3 million in the first quarter of 2017, compared to $588.1 million in the first quarter of 2016, primarily due to prior period sales growth partially offset by a decline in persistency. Net investment income declined by 4.4 percent to $115.5 million in the first quarter of 2017, compared to $120.8 million in the first quarter of 2016, due to a decrease in the level of invested assets and a decline in portfolio yield. The benefit ratio for the first quarter of 2017 was 76.6 percent, compared to 80.6 percent in the first quarter of 2016, reflecting lower claim incidence rates in our group long-term disability product line, lower prevalence rates in our group short-term disability product line, and the impact of rate increases on the in-force block for our group long-term disability product line. These positive trends more than offset the 50 basis point reduction in the discount rate used for new claim incurrals for the group long-term disability line of business implemented in the fourth quarter of 2016. Group long-term disability sales were $36.0 million in the first quarter of 2017, compared to $37.5 million in the first quarter of 2016. Group short-term disability sales were $16.9 million in the first quarter of 2017, compared to $16.2 million in the first quarter of 2016. Persistency in the group long-term disability line of business was 88.1 percent for the first quarter of 2017, compared to 88.9 percent for the first quarter of 2016. Persistency in the group short-term disability line of business was 85.2 percent for the first quarter of 2017, compared to 86.0 percent for the first quarter of 2016.
The group life and accidental death and dismemberment line of business reported operating income of $56.0 million in the first quarter of 2017, an increase of 1.1 percent from $55.4 million in the first quarter of 2016. Premium income for this line of business increased 4.7 percent to $404.4 million in the first quarter of 2017, compared to $386.1 million in the first quarter of 2016, primarily due to prior period sales growth partially offset by a decline in persistency. Net investment income declined 3.2 percent to $27.6 million in the first quarter of 2017, compared to $28.5 million in the first quarter of 2016, primarily due to a decline in yield

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

and a decline in the level of invested assets supporting this line of business. The benefit ratio in the first quarter of 2017 was 71.9 percent, compared to 71.5 percent in the first quarter of 2016, reflecting a higher average claim size in the accidental death and dismemberment product line. Sales of group life and accidental death and dismemberment products declined 8.8 percent in the first quarter of 2017 to $37.2 million, compared to $40.8 million in the first quarter of 2016. Persistency in the group life line of business was 87.4 percent for the first quarter of 2017, compared to 89.9 percent for the first quarter of 2016.
The supplemental and voluntary line of business reported an increase of 4.8 percent in operating income to $94.4 million in the first quarter of 2017, compared to $90.1 million in the first quarter of 2016. Premium income for supplemental and voluntary increased 11.2 percent to $363.7 million in the first quarter of 2017, compared to $327.1 million in the first quarter of 2016. This increase was driven by the addition of the dental and vision product offering resulting from an acquisition in August 2016, as well as growth in the in-force block of individual disability and voluntary benefits products due to sales growth. Somewhat offsetting this growth was the impact of a reinsurance transaction executed in the fourth quarter of 2016 to cede a portion of the individual disability product line. Net investment income increased to $59.4 million in the first quarter of 2017, compared to $58.1 million in the first quarter of 2016, due to an increase in the level of invested assets and miscellaneous investment income, partially offset by a decline in yield. The benefit ratio for the individual disability product line was 54.6 percent for the first quarter of 2017, compared to 50.9 percent for the first quarter of 2016, reflecting the impact of the reinsurance agreement. Underlying risk experience was generally stable between the two reporting periods. The benefit ratio for voluntary benefits was 42.2 percent in the first quarter of 2017, compared to 43.8 percent in the first quarter of 2016, primarily driven by favorable benefits experience across most product lines. The benefit ratio for dental and vision was 71.6 percent for the first quarter of 2017. Relative to the first quarter of 2016, sales in the individual disability line of business declined 3.0 percent in the first quarter of 2017 to $16.2 million. Sales in the voluntary benefits line of business increased 17.0 percent in the first quarter of 2017 to $147.3 million. Sales in the dental and vision line totaled $9.9 million. Persistency in the individual disability product line was 91.1 percent for the first quarter of 2017, compared to 91.3 percent for the first quarter of 2016. Persistency in the voluntary benefits product line was 75.9 percent for the first quarter of 2017, compared to 76.7 percent for the first quarter of 2016. Persistency in the dental and vision product line was 83.4 percent in the first quarter of 2017.
Unum UK Segment
Unum UK reported operating income of $26.6 million in the first quarter of 2017, a decline of 20.8 percent from $33.6 million in the first quarter of 2016. In local currency, operating income declined by 8.9 percent to £21.4 million in the first quarter of 2017, compared to £23.5 million in the first quarter of 2016.
Premium income declined by 12.9 percent to $121.3 million in the first quarter of 2017, compared to $139.3 million in the first quarter of 2016. In local currency, premium income was £97.9 million in the first quarter of 2017, an increase of 0.6 percent from £97.3 million in the first quarter of 2016, primarily driven by growth in the supplemental line of business due to favorable persistency and prior period sales growth in the

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

group critical illness product. Net investment income was $26.6 million in the first quarter of 2017, compared to $26.8 million in the first quarter of 2016. In local currency, net investment income increased 14.4 percent to £21.4 million in the first quarter of 2017, compared to £18.7 million in the first quarter of 2016, primarily due to higher income from inflation index-linked bonds. The benefit ratio in the first quarter of 2017 was 71.4 percent, compared to 67.9 percent in the first quarter of 2016, reflecting a higher average size of new claims for the group long-term disability line of business and the impact from inflation-linked increases in benefits, partially offset by favorable claims activity in our group life product line. Also contributing to the less favorable benefits experience was a reduction of 80 basis points in the discount rate implemented in the first quarter of 2017 across several of our products.
Sales increased by 7.1 percent to $19.7 million in the first quarter of 2017, compared to $18.4 million in the first quarter of 2016. In local currency, sales for the first quarter of 2017 increased by 24.2 percent to £15.9 million. Persistency in the group long-term disability line of business was 84.2 percent for the first quarter of 2017, compared to 87.5 percent for the first quarter of 2016. Persistency in the group life line of business was 82.0 percent for the first quarter of 2017, compared to 79.6 percent for the first quarter of 2016. Persistency in the supplemental line of business was 91.5 percent for the first quarter of 2017 compared to 90.5 percent for the first quarter of 2016.
Colonial Life Segment
Colonial Life reported a 6.5 percent increase in operating income to $82.4 million in the first quarter of 2017, compared to $77.4 million in the first quarter of 2016.
Premium income for the first quarter of 2017 increased 6.6 percent to $374.3 million, compared to $351.2 million in the first quarter of 2016, driven by sales growth in recent quarters. Net investment income increased 3.2 percent to $35.1 million in the first quarter of 2017, compared to $34.0 million in the first quarter of 2016. The benefit ratio in the first quarter of 2017 was 50.8 percent, compared to 50.9 percent in the first quarter of 2016, reflecting favorable benefits experience in the life and cancer and critical illness lines of business, which offset slightly less favorable experience in the accident, sickness and disability line of business.
Sales increased 7.2 percent to $96.4 million in the first quarter of 2017 from $89.9 million in the first quarter of 2016, with favorable sales trends in both the core commercial and public sector market segments. Persistency in Colonial Life was 78.5 percent for both the first quarter of 2017 and 2016.
Closed Block Segment
The Closed Block segment reported operating income of $31.6 million in the first quarter of 2017, compared to operating income of $33.7 million in the first quarter of 2016.
Premium income for this segment declined 3.0 percent in the first quarter of 2017 compared to the first quarter of 2016, primarily due to expected policy terminations and maturities for the individual disability line of business which was partially offset by an increase in premium income for the long-term care line of business resulting from premium rate increases on certain in-force policies. Net investment income increased 0.6 percent

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

to $335.3 million in the first quarter of 2017, compared to $333.4 million in the first quarter of 2016, due to an increase in the level of invested assets, partially offset by a decline in yield and lower miscellaneous investment income. The interest adjusted loss ratio for the individual disability line of business declined to 83.6 percent in the first quarter of 2017, compared to 84.0 percent in the first quarter of 2016, primarily reflecting lower claim incidence and favorable mortality experience. The interest adjusted loss ratio for the long-term care line of business was 88.6 percent in the first quarter of 2017 compared to 88.9 percent in the first quarter of 2016, primarily driven by favorable mortality experience.
Corporate Segment
The Corporate segment reported an operating loss, including the loss from a guaranty fund assessment, of $60.4 million for the first quarter of 2017, compared to an operating loss of $35.9 million in the first quarter of 2016. The operating loss in the first quarter of 2017, excluding the loss from the assessment, was $39.8 million.
The Company previously excluded the amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for the Company’s pension and other postretirement benefit plans, from the results of the Corporate segment. Effective January 1, 2017, the amortization of prior period actuarial gains or losses is now reported in the Corporate segment and amounts for prior periods have been adjusted to conform to current year reporting.
OTHER INFORMATION
Shares Outstanding
The Company’s average number of shares outstanding, assuming dilution, was 230.4 million for the first quarter of 2017, compared to 239.9 million for the first quarter of 2016. Shares outstanding totaled 228.2 million at March 31, 2017. During the first quarter of 2017, the Company repurchased approximately 2.1 million shares at a cost of approximately $100 million.
Capital Management
At March 31, 2017, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was in excess of 390 percent, and cash and marketable securities in the holding companies equaled $648 million.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

Book Value
Book value per common share as of March 31, 2017 was $39.91, compared to $37.52 at March 31, 2016.
Outlook
The Company’s expectation for after-tax operating income growth per share for full-year 2017 continues to be within a range of three percent to six percent.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and certain other items as specified in the reconciliations in the Financial Highlights section below.  We believe operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
We previously excluded the amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for our pension and other postretirement benefit plans. Effective January 1, 2017, the amortization of prior period actuarial gains or losses is now included in "after-tax operating income" in the Financial Highlights section below. Amounts for periods prior to January, 1, 2017 have been adjusted to conform to current year reporting.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
Information reconciling the Company’s outlook on after-tax operating income growth per share to the comparable GAAP financial measure is not provided. The only amounts excluded from after-tax operating income are those described in the preceding paragraphs. The Company is unable to predict with reasonable certainty realized investment gains and losses, which are affected by overall market conditions and also by factors such as an economic or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant improvement or deterioration in the cash flows of the issuer, unforeseen accounting irregularities or fraud committed by an issuer, movement in credit spreads, ratings upgrades or downgrades, a change in the issuer’s marketplace or business prospects,

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

or any other event that significantly affects the issuers of the fixed maturity securities which the Company holds in its investment portfolio.
CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, April 27, at 9:00 a.m. (Eastern Time) to discuss the results of operations for the first quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 397-5350 for U.S. and Canada (pass code 7341400). For international, the dial-in number is (719) 325-2460 (pass code 7341400). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, May 4. A replay of the call will also be available by dialing (866) 375-1919 (U.S. and Canada) or (719) 457-0820 (International) - pass code 7341400.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the first quarter of 2017 is available on the “Investors” section of the Company’s website.
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ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in government programs; (3) unfavorable economic or business conditions, both domestic and foreign; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

liabilities; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) execution risk related to our technology needs; (10) changes in our financial strength and credit ratings; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (13) actual persistency and/or sales growth that is higher or lower than projected; (14) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (15) effectiveness of our risk management program; (16) contingencies and the level and results of litigation; (17) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (18) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (19) changes in accounting standards, practices, or policies; (20) fluctuation in foreign currency exchange rates; (21) ability to generate sufficient internal liquidity and/or obtain external financing; (22) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (23) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2016. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended March 31
	2017	2016
Revenue
Premium Income	$2,142.9	$2,087.5
Net Investment Income	602.4	606.4
Net Realized Investment Gain (Loss)	11.0	(20.5)
Other Income	50.2	52.0
Total Revenue	2,806.5	2,725.4

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,749.0	1,729.8
Commissions	270.2	259.9
Interest and Debt Expense	39.8	38.6
Deferral of Acquisition Costs	(162.1)	(152.5)
Amortization of Deferred Acquisition Costs	141.5	132.2
Other Expenses	437.8	413.2
Total Benefits and Expenses	2,476.2	2,421.2

Income Before Income Tax	330.3	304.2
Income Tax	100.4	93.6

Net Income	$229.9	$210.6

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.00	$0.88
Assuming Dilution	$1.00	$0.88

Weighted Average Common Shares - Basic (000s)	229,429.6	239,619.4
Weighted Average Common Shares - Assuming Dilution (000s)	230,378.8	239,930.4
Outstanding Shares - (000s)	228,194.5	237,733.5

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31
	2017		2016
	(in millions)	per share *	(in millions)	per share *
Net Income	$229.9	$1.00	$210.6	$0.88
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $3.8; $(6.9))	7.2	0.04	(13.6)	(0.06)
Loss from Guaranty Fund Assessment (net of tax benefit of $7.2; $-)	(13.4)	(0.06)	—	—
After-tax Operating Income	$236.1	$1.02	$224.2	$0.94

* Assuming Dilution

	March 31
	2017		2016
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,107.4	$39.91	$8,920.3	$37.52
Excluding:
Net Unrealized Gain on Securities	483.0	2.12	438.4	1.84
Net Gain on Cash Flow Hedges	316.8	1.38	351.8	1.48
Subtotal	8,307.6	36.41	8,130.1	34.20
Excluding:
Foreign Currency Translation Adjustment	(336.9)	(1.47)	(200.0)	(0.84)
Subtotal	8,644.5	37.88	8,330.1	35.04
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(462.5)	(2.03)	(389.5)	(1.64)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$9,107.0	$39.91	$8,719.6	$36.68

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10